Exhibit 21

GRANITE SUBSIDIARIES	JURISDICTION OF ORGANIZATION

Granite Response Television, Inc.	Delaware
KBJR License, Inc.	Delaware
KBWB License, Inc.	Delaware
KSEE License, Inc.	Delaware
KBWB, Inc.	Delaware
Queen City Broadcasting of New York, Inc.	New York
KBJR, Inc.	Delaware
KSEE Television, Inc.	Delaware
WEEK-TV License, Inc.	Delaware
WKBW-TV License, Inc.	Delaware
WISE-TV, Inc.	Delaware
NVG-Fort Wayne II, Inc.	Indiana
NVG-Fort Wayne, LLC	Delaware
WISE-TV License, LLC	Delaware
WTVH License, Inc.	Delaware
WTVH, LLC	Delaware
WXON License, Inc.	Delaware
WXON, Inc.	Delaware
Channel 11 License, Inc.	Delaware